Exhibit 14.2

Pzena Investment Management, Inc.

Code of Ethics for Senior Financial Officers

As a public company, it is of critical importance that the filings of Pzena Investment Management, Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”) and other public financial disclosures be accurate and timely and meet all legal, regulatory, and accounting requirements.  We expect all of our personnel to take this responsibility very seriously and to provide prompt and accurate information related to our filings and public financial disclosures.

Our Chief Executive Officer, Chief Financial Officer, Chief Compliance Officer, and any successors thereto or persons performing similar functions regardless of their title as may be designated from time to time (collectively, the “Senior Financial Officers”) have a special responsibility for promoting integrity throughout the organization, with responsibilities to both internal and external stakeholders. The Senior Financial Officers have a special role both to adhere to these principles and to ensure that a culture of integrity exists that ensures the accuracy and timeliness of our filings and public financial disclosures.

Because of this special role, the following Code of Ethics for Senior Financial Officers (this “Code”) will bind the Senior Financial Officers.

This code supplements our Code of Business Conduct and Ethics, which sets forth the fundamental principles and key policies and procedures that govern the conduct of all our employees.  Senior Financial Officers are bound by the requirements and standards set forth in the Standards of Business Conduct and Ethics, the standards set forth in this code, and any other applicable policies and procedures governing the conduct of our employees.  By executing this code, each Senior Financial Officer agrees that he or she will:

(a)          Engage in and promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

(b)         Produce full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in other public communications we make;

(c)          Comply with applicable governmental laws, rules, and regulations;

(d)         Refrain from directly or indirectly taking any action to fraudulently influence, coerce, manipulate, or mislead our independent auditors for the purpose of rendering their opinion on the financial statements of the Company or its subsidiaries misleading; and

(e)          Promptly report any violation of this Code to our Chief Compliance Officer, the Chairman of the Company’s Audit Committee, or confidentially through our Helpline.

You understand that you will be held accountable for your adherence to this Code. Your failure to observe the terms of this Code may result in disciplinary action, up to and including termination of employment. Violations of this Code may also constitute violations of law and may result in civil and criminal penalties for you and/or the Company and its subsidiaries.

If you have any questions regarding the best course of action in a particular situation, you should promptly contact our General Counsel or Chief Compliance Officer.

Your Personal Commitment to this Code of Ethics for Senior Financial Officers.

I acknowledge that I have received and read the Pzena Investment Management, Inc. Code of Ethics for Senior Financial Officers dated October 24, 2007, and understand my obligations as a Senior Financial Officer to comply with this code. I understand that my agreement to comply with the code does not constitute a contract of employment.

Please sign here:                                                                 Date: October      , 2007

Please print your name:

Please return this signed and completed form to Pzena Investment Management, Inc.’s Chief Compliance Officer.